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INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
TRADITIONAL AND SEP ANNUITY


                                                           [MINNESOTA LIFE LOGO]


Minnesota Life Insurance Company - A Securian
 Company                                              Fax 651.665.7942
Annuity Services  -  A3-9999                          Toll Free 1.800.362.3141
400 Robert Street North  -  St. Paul,
 Minnesota 55101-2098                                 In Metro Area 651.665.4877
                                                        www.minnesotalife.com


This endorsement is made part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the
contract to the contrary.   The annuitant is establishing an individual
retirement annuity (IRA) under section 408 of the Internal Revenue Code (the "Code") to provide for his or her retirement and for the support of his or her beneficiaries after death. In all instances, this endorsement will be interpreted to ensure the annuity contract qualifies as an IRA.

OWNERSHIP
The contract is established for the exclusive benefit of the annuitant or his or her beneficiaries. The annuitant's interest in this contract is nonforfeitable and nontransferable.

CONTRIBUTIONS
IRA purchase payments are considered "contributions" by the Code.
Contributions to this IRA are subject to the limitations described in this
Article II.

     (a) Except in the case of a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3)
         and 457(e)(16)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

         $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

     (b) In the case of an annuitant who is 50 or older, the annual cash contribution limit is increased by:

         $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

     (c) In addition to the amounts described in paragraphs (a) and (b) above, an annuitant may make a repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

     (d) In addition to the amounts described in paragraphs (a) and (c) above, an annuitant who was a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Code
         Section 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An annuitant who makes contributions under this paragraph (d) may not also make contributions under paragraph (b).

     (e) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the annuitant first participated in that employer's SIMPLE IRA plan.

DISTRIBUTIONS

We will not be liable for any tax penalties under this IRA. We are not liable for penalties on amounts received or paid by us under this IRA.

DISTRIBUTIONS BEFORE DEATH

     (a) Notwithstanding any provision of this IRA to the contrary, the distribution of the annuitant's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions


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         of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA
         (as determined under paragraph (c) of the section entitled "Distributions Upon Death") must satisfy the requirements of Code
         Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and the section entitled "Distributions Upon Death".

     (b) The entire interest of the annuitant for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such annuitant attains age 701/2 (the "required beginning date") over (a) the life of such annuitant or the lives of such annuitant and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such annuitant or the joint and last survivor expectancy of such annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of
         Section 1.401(a)(9)-6.

     (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations.

     (d) The first required payment can be made as late as April 1 of the year following the year the annuitant attains age 701/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

DISTRIBUTIONS UPON DEATH

     (a) Death On or After Required Distributions Commence. If the annuitant dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

     (b) Death Before Required Distributions Commence. If the annuitant dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          (1) If the designated beneficiary is someone other than the annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the annuitant's death, or, if elected, in accordance with paragraph (b)(3) below.

          (2) If the annuitant's sole designated beneficiary is the annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the annuitant's death (or by the end of the calendar year in which the annuitant would have attained age 701/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

          (3) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.



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     (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
         Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the annuitant's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (e) If the sole designated beneficiary is the annuitant's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

COOPERATION

This contract may be amended as required to reflect any change in the Code, regulations or published revenue rulings. The annuitant will be deemed to have consented to any such amendment. We will promptly furnish any such amendment to the annuitant.

We will furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.



/s/ Dennis E. Prohofsky                            /s/ Robert L. Senkler
-----------------------                            ---------------------
Secretary                                                      President